EXHIBIT 23.11

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ECI TELECOM LTD
Peta Tikvah, Israel

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-105830, 333-103669, 333-12868, 333-9860,
333-10078, 33-75904, 33-74150, 33-49984, 33-31411 and 33-26117) of ECI Telecom
Ltd. of our report dated January 27, 2004, relating to the financial statements of ECI Telecom, Inc. which appears in the report on Form 6-K of ECI Telecom Ltd., a copy of which was furnished to the Securities and Exchange Commission on March 24, 2004, which is incorporated in the ECI Telecom Ltd. Annual Report on Form 20-F for the year ended December 31, 2003.



/s/ BDO  Seidman, LLP
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BDO Seidman, LLP
MIAMI, FLORIDA
July 13, 2004